Exhibit 99.2

Q4 & FULL YEAR 2022

Letter to

Shareholders

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	FY 2022	FY 2021	FY 2020
Revenue	$1,492M 65% Y/Y growth	$902M 49% Y/Y growth	$604M -61% Y/Y growth
Net Income / (Loss)	$20M 1% margin	$(148)M -16% margin	$(289)M -48% margin
Adjusted EBITDA (1)	$295M 20% margin	$100M 11% margin	$(51)M -8% margin

	Q4 2022	Q4 2021	Q4 2020
Revenue	$354M 47% Y/Y	$241M 108% Y/Y	$116M
Net Income / (Loss)	$(3)M	$(29)M	$(73)M
Adjusted EBITDA (1)	$43M	$29M	$(33)M
(1)
Consolidated adjusted EBITDA is a non-GAAP profit measure and is defined as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, long-lived asset, and intangible asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. See ”Use of Non-GAAP Financial Measures.”

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Letter to Shareholders

We were pleased to see robust activity in the travel industry in 2022, especially in light of the macro uncertainty throughout much of the year. Our teams also executed well, exceeding expectations we set out at the start of the year. Total consolidated revenue in fiscal 2022 reached nearly $1.5 billion or 96% of 2019 levels, and exited the fourth quarter at 106% of 2019 levels. This performance was led in large part by Viator executing against strong demand in experiences throughout the year as well as solid performance in our hotel meta offering within our Tripadvisor Core segment.

Tripadvisor Group sits at a unique intersection between travelers and partners, in a large and growing industry, and one that has demonstrated resilience, as our performance in 2022 demonstrates. Our vision is to be the world’s most trusted source for travel and experiences, and connect people to experiences worth sharing through our Tripadvisor, Viator, TheFork, and other brands. As we think about 2023 and beyond, we’re focused on driving distinct value creation strategies for each of our segments while bringing overall value to the group as we benefit from shared data, global scale in technology and talent.

At Viator, where we have built a strong position in the large and growing online experiences category, we are focused on driving growth and capturing market share while also strengthening lifetime value economics through increased direct traffic and higher customer repeat rates. We are investing in greater awareness and developing products and programs that connect our 50,000+ operators with millions of travelers. We are excited about this high-growth secular market, still in the early stages of moving from off-line to on-line.

At TheFork, in 2023, the team continues to execute on its strategic plans to extend its leadership position in the European restaurants marketplace. We believe we can continue to expand our base of 55,000+ bookable restaurants and connect them to millions of diners we reach through our app. In 2023, TheFork will look to drive solid revenue growth while driving improving margins, particularly in the back-half of the year.

Finally, in Tripadvisor Core, our long-term strategy is grounded in deeper traveler engagement, enabled by better products and stronger execution. We will build on our heritage and powerful assets - including our brand, content, and community - to deliver more value to travelers and help them make the best decisions along their journey. We will pursue an integrated and reinforcing set of strategic priorities, and we will leverage our data to deliver a more personalized experience for travelers that unlocks more opportunities for monetization with our partners, whether through hotel meta, media, or emerging marketplaces across multiple categories. In 2023, we will focus on the areas of this strategy where we have the most conviction, better organizing how we operate in order to execute more effectively.

Across our portfolio, our 2023 plan balances future aspirations with reasonable and responsible near-term targets. In executing our strategic initiatives, we will take a pragmatic approach, reallocating resources and sequencing investments appropriately. We look forward to sharing more details with you on our conference call tomorrow morning.

Full Year 2022 and Fourth Quarter Consolidated Financial Results

Full year revenue increased to nearly $1.5 billion, reflecting year over year growth of 65% and reaching 96% of 2019 levels. As a reminder, revenue for the full year 2019 included nearly $50 million related to businesses since divested, SmarterTravel and China (“divested businesses”), which was a headwind of approximately 3% in the fiscal 2022 compared to 2019 levels.

Across our segments, we saw significant improvements in recovery, and exceeded our expectations for the year. Our outperformance was led by our experiences offering at both Viator and Tripadvisor Core, as well as hotel meta, despite some currency and macro headwinds we saw throughout the year.

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Net income for the full year 2022 was $20 million, or 1% of revenue, as compared to a net loss of $148 million in fiscal 2021, or -16% of revenue.

Adjusted EBITDA for the full year 2022 was $295 million, or 20% of revenue as compared to adjusted EBITDA of $100 million in fiscal 2021, or 11% of revenue.

Growth in net income and adjusted EBITDA was driven primarily by higher revenue recovery and slower fixed cost growth, which more than offset the year over year increases in variable marketing spend.

Quarterly consolidated revenue in Q4 2022 exceeded expectations that we communicated in early November. Total revenue was $354 million, representing year over year growth of 47%, and reaching 106% of 2019 levels.

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In Q4 2022, net loss was $3 million, or -1% of revenue, an improvement from a net loss of $29 million, or -12%, in Q4 2021.

In Q4 2022, adjusted EBITDA was $43 million, or 12% of revenue, as compared to adjusted EBITDA of $29 million, or 12% of revenue, in the same period a year ago. Adjusted EBITDA in Q4 and for the full year excludes the impact of an approximate $8 million loss related to a fraud scheme resulting in payment of refunds to an external party for subscription products within our Tripadvisor Core segment. The Company considers such costs to be non-recurring in nature, and was excluded from adjusted EBITDA. We are currently in the process of seeking to recover funds, the impact of which we expect to also exclude from adjusted EBITDA in the period of recovery, if any.

We exited the year with strong liquidity. As of December 31, 2022, we had approximately $1.0 billion in cash and cash equivalents.

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Tripadvisor Core Segment

Included in this segment is revenue from our Tripadvisor branded hotels, Tripadvisor branded display and platform, Tripadvisor experiences and dining revenue, and other revenue derived from adjacent offerings, including rentals, flights and cars, and cruise, including some non-Tripadvisor branded revenue in our cruise and rentals offerings.

Fiscal 2022 was a year of significant recovery in our Tripadvisor Core segment. Our results reflect our strong brand and the value of our offerings as travel demand returned.

Tripadvisor Core revenue for full year 2022 was $966 million, reflecting year over year growth of 45%, reaching 79% of 2019 levels. Revenue in 2019 included nearly $50 million, or 4% of Tripadvisor Core segment revenue, related to since divested SmarterTravel and China businesses, which did not contribute to revenue in 2022.

Adjusted EBITDA in the Tripadvisor Core segment for fiscal 2022 was $345 million, or 36% of revenue. Year over year, margin increased by 900 basis points, driven primarily by an increase in revenue, and fixed and discretionary cost leverage, which more than offset the slight increases in variable costs as a percent of revenue relative to last year. The increase in variable costs as a percent of revenue is a result of factors such as increased spend in traffic related to experiences growth and traffic mix in hotel meta, as well as the revenue recovery lag in other businesses.

Turning to Q4 2022, following typical seasonality, revenue stepped down sequentially to $217 million, reflecting year over year growth of 34% and reaching 85% of 2019 levels. Revenue in Q4 2019 included nearly $10 million related to our divested SmarterTravel and China businesses, or 4% of Tripadvisor Core segment revenue in that period.

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In Q4 2022, adjusted EBITDA in Tripadvisor Core was $61 million, or 28% of revenue. The sequential step down was due primarily to revenue seasonality, which offset the lower variable costs as a percent of revenue in Q4 relative to Q3.

As noted above, Q4 2022 Tripadvisor Core adjusted EBITDA excludes the impact of a fraud scheme by an external party, which resulted in a loss of approximately $8 million during Q4 2022.

Tripadvisor Branded Hotels

For the full year 2022, Tripadvisor branded hotels revenue, which includes our hotel meta and B2B offerings, was $650 million, reflecting year over year growth of 44% and reaching 83% of 2019 levels.

Within Tripadvisor branded hotels, hotel meta revenue reached 85% of 2019 levels for the year. Hotel meta recovery was depressed in Q1 2022 due to continued Omicron-related uncertainties as well as a tougher compare to Q1 2019. However, starting in Q2 2022, the pick up in recovery was strong and, from April 2022 to year end, hotel meta was approximately 95% of 2019 levels. Geographically, we saw the strongest recovery in the U.S., where hotel meta revenue reached parity with 2019 for the full year 2022. Rest-of-world lagged both the U.S and Europe for the year, but generally saw sequential improvements each quarter of the year.

Our B2B revenue stream was 76% of 2019 levels in 2022. The recovery rate in our hotel B2B offering improved each subsequent quarter of the year. While still lagging hotel meta recovery, we are pleased with the progress in the year. In 2022 we began to improve productivity, which has contributed to this lag, and we also believe the continued slower recovery of the hotel marketing and advertising spend market in general has also contributed.

In Q4 2022, Tripadvisor branded hotels revenue was $140 million, reflecting year over year growth of 36% and reaching 90% of 2019 levels, led by hotel meta recovery. Within hotel meta in Q4 2022, we saw regional differences in recovery rates. U.S. recovery remained strong, exceeding 100% recovery versus Q4 2019 in the quarter, while European recovery rates slowed from last quarter and rest-of-world improved over last quarter, though remains below the U.S. and European regions in terms of recovery.

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Display & Platform

Display & Platform revenue for the full year was $130 million, reflecting 33% year over year growth and reaching 81% of 2019 levels. Revenue in Q4 2022 was $33 million, reflecting 14% year over year growth and increasing sequentially to 85% of 2019 levels. This year, we saw strong recovery rates from destination marketing organization (DMO) partners as travel returned, while other categories were slower to return to pre-pandemic levels. We continue to believe that our brand and reach provide opportunities for both endemic and non-endemic partners.

Tripadvisor Experiences & Dining

Full year 2022 revenue in our Tripadvisor point-of-sale (POS) experiences and dining was $134 million, which reflected year over year growth of 91%, and reached 115% of 2019 levels. In Q4 2022, revenue was $34 million, reflecting year over year growth of 70% and reaching 113% of 2019 levels.

Our strong performance in this revenue stream for both the year and Q4 was driven primarily by performance in our experiences offering. In addition to a focus on customer acquisition, this year we made improvements to drive adoption–in user experience across mobile web and desktop, in addition to efforts to drive more traffic. This performance offset the lag in recovery in our B2B restaurants offering.

Other

Revenue for the full year 2022 from Other offerings, which includes cruises, alternative accommodation rentals, flights, and car rentals, was $52 million, reflecting growth of 13% year over year. For the full year 2022, Other revenue was 31% of 2019 levels as reported, with the divested businesses of SmarterTravel and China contributing to an approximately 13% headwind against the recovery rate in this revenue stream. In addition, primarily due to our decision to de-emphasize car rentals, alternative accommodation rentals, and flights in comparison to allocated investment spend in 2019, revenue was approximately $65 million lower in 2022.

In Q4 2022, Other revenue was $10 million, reflecting flat year over year growth, and reaching 31% of 2019 levels. In Q4 2019, nearly $10 million in revenue came from the SmarterTravel and China businesses, or 31% of Q4 2019 revenue.

Within the Other category, the strongest performer was in cruises, which saw sequential improvements to recovery throughout the year, and exited Q4 2022 at close to 2019 levels. Although performance in this business is a small part of Tripadvisor Core, we are pleased to see the strong rebound in the overall cruise industry.

In 2023, in our Tripadvisor Core segment, we are excited about the opportunities to deliver more value to our customers. We will be focused on operational alignment and execution as we move toward longer-term improvements in engagement. In both hotel meta and experiences, we will focus on enhancing experience. In our media offering, our 2023 focus will be on continuing to diversify our offering, both in terms of the partners we serve and the products that we offer. In our B2B offerings, our focus will be on productivity as we increase our efficiency and align our efforts to our highest value opportunities. In addition, our focus will be on building out shared capabilities to better leverage our data and technology for future sustainable growth for the portfolio.

Viator Segment

Included in this segment is revenue generated from the booking of tours, attractions, and activities transacted through the Viator point of sale, as well as revenue generated from other distribution partners, such as the Tripadvisor point of sale and third party points of sale.

We are pleased with our results in our Viator segment. The team delivered results that exceeded our expectations for both revenue and gross bookings value (GBV). We believe that the performance throughout the fiscal year reflects both the large opportunity in the experiences category and the significant value we provide to travelers and operators in the marketplace.

In 2022 we leaned into market share gains, driving strong year over year growth. At the same time, we saw meaningful improvements in adjusted EBITDA, reflecting the benefits of scale and balanced investment in growth and market share gains.

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Full year 2022 revenue in the Viator segment was $493 million, representing year over year growth of 168%, and was 171% of 2019 levels. GBV for the full year 2022 was approximately $2.7 billion and grew approximately 140% year over year. As a reminder, GBV is reported at the time of booking and is gross of cancellations, whereas revenue from these transactions is recorded at the time of the experience, and is net of cancellations.

Revenue in Q4 2022 was $127 million, growing 115% year over year and was 208% of 2019 levels. In Q4 2022, GBV was over $600 million, reflecting year over year growth of approximately 95% and reaching approximately 220% of 2019 levels.

Viator GBV as % of 2019 Levels
112%
144%
186%
192%
220%
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22
Q4 2022

Our marketing efforts drove increases in traffic, while conversion rates improved year over year. In particular, we are seeing improving conversion in app and mobile web, which we believe is reflective of our product improvements. Bookings volume growth, in both new and repeat customers, was a key driver of Viator’s strong performance. Cancellation rates also improved slightly from last year, though additional payment options we have introduced, which provides customers the flexibility to make payments closer to the experience date, can drive higher cancellation rates.

Geographically, improvements in international travel recovery were also clear in our bookings data, particularly as North Americans began traveling internationally again. Bookings related to European and North American destinations were well above 2019 levels in both geographies.

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Adjusted EBITDA loss for full year 2022 was $11 million, or -2% of revenue, a significant improvement over adjusted EBITDA loss of $31 million in full year 2021 and -17% of revenue. The improvements were driven by revenue growth and slightly lower variable cost growth, as well as containment of headcount costs, despite increases in discretionary marketing investment. Adjusted EBITDA loss in Q4 2022 was $3 million, or -2% of revenue, reflecting improvement from the same period last year.

In 2023 we will remain focused on continuing to grow market share–acquiring new customers, and with a sharp focus on improving unit economics. We’ve seen improvements in repeat customer activity with new customers in recent cohorts repeating at higher rates than in the past. Repeat customers tend to come back to us through less expensive demand channels and are an important driver of future profitability. We believe that driving more direct activity is an important component as we look to improve economics even further and improve lifetime value. As such, we expect to continue to invest in marketing, with an eye on rebalancing our investment mix to allocate more to upper and middle funnel marketing channels including brand and channel expansion. We believe this will drive improvements longer-term in engagement, growth and profit.

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TheFork Segment

Included in this segment is revenue generated from the booking of reservations through TheFork point of sale, which includes revenue generated primarily by restaurant seating fees via our online reservation system.

Fiscal 2022 was a year of continued improvement at TheFork, exceeding pre-pandemic rates on a constant currency basis. Despite significant currency impact for much of the year, and against the backdrop of a restaurant environment still in recovery1, TheFork revenue reached 99% of 2019 levels in 2022, or $126 million and grew 48% year over year. For the year, we estimate currency headwinds impacted revenue growth by approximately 19% and recovery to 2019 levels by approximately 6 points. With its revenue primarily European-based, TheFork segment is particularly exposed to the significant currency movements we’ve seen both year over year and compared to 2019.

In Q4 2022, revenue was $33 million, reflecting year over year growth of 10%, and reaching 94% of 2019 levels. For the quarter, we estimate currency headwinds impacted revenue growth by approximately 16 percentage points and recovery to 2019 levels by approximately 9 percentage points.

For the year, the number of bookings at TheFork grew 50% year over year, and reached approximately 106% of 2019 levels. In Q4 2022, year over year bookings grew 10% and reached 96% of 2019 levels. As a percent of 2019 levels, we attribute the sequential step down in bookings to external factors in Europe.

[1] Euromonitor, September 2022

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Adjusted EBITDA loss for 2022 was $39 million, or -31% of revenue, and in Q4 2022 adjusted EBITDA loss was $15 million, or -45% of revenue. Fixed and discretionary cost increases drove the year over year increase in losses on both an annual and quarterly basis. As a reminder, we spent more on brand marketing in 2022 than in 2019 to regain awareness levels coming out of the pandemic. Further, we also implemented a number of technology infrastructure projects, aimed at improving revenue generation in 2023 and beyond.

In 2023, our focus will be on both growing our restaurant base and our diner base. For restaurateurs, we believe we are providing more value with products such as TheFork Pay, and testing different pricing options. For diners, we remain focused on driving awareness and user experience through our app. Importantly, in 2023 we expect to see significant improvements in profitability, driven by fixed and discretionary cost leverage and an increase in media efficiency.

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Outlook

(As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.)

Our fiscal 2023 outlook assumes no change in the macro environment, which remains uncertain, yet also assumes resilient travel demand. At this time, for the full year in 2023, we expect:

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Consolidated adjusted EBITDA margin to remain flat year-over-year, which assumes approximately flat year-over-year margins in Tripadvisor Core.
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Full year consolidated revenue growth that reflects the diverse growth profiles across our portfolio, and is consistent with broader travel growth trends.

Additionally, in the first quarter of 2023, as part of the IRS audit of Expedia, we received and accepted a closing notice related to transfer pricing for the years 2009 through 2011. We disclosed a potential exposure in our prior filings based on prior communications with the IRS. As a result of the acceptance of the closing notice, we will record an incremental income tax expense as a discrete item, inclusive of interest, in an estimated range of $25 million to $35 million during the first quarter of 2023. This income tax adjustment will not impact adjusted EBITDA. From a cash flow perspective, a net cash outflow of approximately $70 - $80 million is expected during 2023, related to the closing of this audit. We are currently reviewing the impact of this settlement to our remaining transfer pricing income tax reserves for subsequent tax years. Based on this new information received subsequent to year end, future adjustments to income tax expense may occur, which could be material to our financials.

We begin the year excited about the opportunities ahead of us–in particular, the coalescence of our long-term objectives, rooted in our near-term 2023 operating plan, and a travel industry that we believe will continue to drive opportunities. We look forward to discussing more about our results tomorrow morning, Wednesday, February 15, 2023 at 8:30 am Eastern Time.

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Earnings Webcast

Tripadvisor management will host a conference call to discuss results as well as forward-looking information at 8:30 a.m. ET on February 15, 2023. The link to the live webcast, as well as the audio replay, will be made available on Tripadvisor’s Investor Relations website athttp://ir.tripadvisor.com.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known

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and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, free cash flow, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earnings press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on February 14, 2023, which is available on the Investor Relations section of our website athttp://ir.tripadvisor.com/and the SEC’s website at www.sec.gov.

Key Business Metrics & Definitions

We review a number of metrics, including, but not limited to, average monthly unique users, gross booking value for experiences, seated diners, dining bookings, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, for example, the calculations of our unique users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

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Variable expense primarily includes costs related to revenue generation, as well as traffic generation costs.

Fixed & discretionary expense primarily includes all other expenses such as compensation costs (including outsourced services), broadcast advertising, G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, legal reserves and settlements, non-recurring expenses and income, interest expense, or income taxes.

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps.

*Source: SimilarWeb, unique users de-duplicated monthly, January 2023

**Source: Tripadvisor internal log files

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